Exhibit 99.5

CONSENT OF MTS SECURITIES, LLC

We hereby consent to (i) the inclusion of our opinion letter, dated June 27, 2018, addressed to the Board of Directors of Keryx Biopharmaceuticals, Inc. (“Keryx”) as Annex B to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 of Akebia Therapeutics, Inc. (“Akebia”) relating to the proposed merger of Alpha Therapeutics Merger Sub, Inc., a direct wholly-owned subsidiary of Akebia, with and into Keryx, with Keryx becoming a wholly-owned subsidiary of Akebia, and (ii) the references to such opinion in such Joint Proxy Statement/Prospectus under the headings “Summary—Opinion of Keryx’s Financial Advisor – MTS Securities, LLC,” “Risk Factors—Risks Related to the Merger,” “The Merger—Background of the Merger,” “The Merger—Keryx’s Reasons for the Merger; Recommendation of the Keryx Board,” “The Merger—Certain Keryx Management Unaudited Prospective Financial Information,” and “The Merger—Opinion of Keryx’s Financial Advisor – MTS Securities, LLC.” Notwithstanding the foregoing, in giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ MTS Securities, LLC
MTS SECURITIES, LLC

New York, New York

October 1, 2018